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                                                                   EXHIBIT 5.2

                               GRAYDON, HEAD & RITCHEY
                               1900 FIFTH THIRD CENTER
                                CINCINNATI, OHIO 45202




                                  February 3, 1998





Jacor Communications, Inc.
50 East RiverCenter Boulevard
12th Floor
Covington, KY 41011

     Re:  Issuance of $383,573,000 Aggregate Principal Amount at
          Maturity of Liquid Yield Option Notes due 2018 (the "LYONs") of Jacor Communications, Inc. with gross proceeds of $150,000,000 and an additional $43,344,000 Aggregate Principal Amount at Maturity of LYONs with gross proceeds of $16,950,000 upon Exercise of the Underwriters' Over Allotment Option Pursuant to Registration Statement on Form S-3 (File No. 333-40127) Filed with the
          Securities and Exchange Commission

Gentlemen:

     We have acted as counsel to Jacor Communications, Inc., a Delaware corporation ("Company"), in connection with the issuance by the Company of the LYONs pursuant to the public offerings of such LYONs, and the underlying shares of the Company's common stock, $.01 par value, as may be required for issuance upon conversion of the LYONs (the "Conversion Shares), as set forth in the Registration Statement on Form S-3 (File No. 333-40127), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission.

     As counsel for the Company we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion.
In addition, we have examined such documents and materials, including the Certificate of Incorporation, as amended, By-laws, as amended, and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, we express the following opinions:

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Jacor Communications, Inc.
Page 2
February 3, 1998

     (i) the LYONs, when authenticated in accordance with the terms of the indenture (the "Indenture") to be entered into between the Company and the Bank of New York, as trustee, a copy of which is filed as an exhibit to the Registration Statement, and delivered and paid for as contemplated by the Registration Statement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally and to the general principles if equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that a waiver of rights under any usury laws may be unenforceable.

     (ii) the Conversion Shares initially issuable upon conversion of the LYONs have been duly authorized and reserved for issuance upon conversion of the LYONs, are free of preemptive rights, and, when issued upon conversion of the LYONs in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to our firm in the related Prospectus Supplement dated February 3, 1998 under the caption "Legal Matters."

                              Very truly yours,

                              GRAYDON, HEAD & RITCHEY



                              By: /s/ Richard G. Schmalzl
                                  ----------------------------------
                                    Richard G. Schmalzl, Partner